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                                                                    Exhibit 6(c)

                     [LETTERHEAD OF MEDSTRONG CORPORATION]

March 9, 2001

Lee Roberts, President
Dominion Technology Partners, Inc.
5900 Sharefront Lane
Flower Mound, TX 75022

Re: Purchase of Website and Domain Name

Dear Lee,

This document will serve as our purchase letter of agreement until more formal contracts can be drawn reflecting this purchase.

For the consideration of $1.00 enclosed, MedStrong Corporation (International) agrees to purchase, and Dominion Technology Partners, Inc. agrees to sell along with all rights both direct and/or indirect, the following:

      1.    URL (Domain name) www.MedStrong.com

      2. Website application software for the site and any supporting software necessary for the site to function as intended.

Lee, if this document properly reflects our telephone discussion of this morning, then please execute one copy of the purchase letter, date it, and return it to me via Federal Express as soon as possible.

Send to: Jerry Farrar, President
         MedStrong Corporation
         500 Silver Spur Road, Ste. 303
         Rancho Palos Verdes, CA 90274
         Telephone: (310) 544-9900


/s/ Jerry R. Farrar                        /s/ Lee Roberts
----------------------------               ----------------------------------
Jerry R. Farrar, President                 Lee Roberts, President
MedStrong Corporation                      Dominion Technology Partners, Inc.

March 9, 2001                              March 9, 2001
----------------------------               ----------------------------------
Date Agreed and Accepted                   Date Agreed and Accepted

Cc:  Joel San Antonio
     Jim Morganstein
     Ron Glime
     Wendy Modlin